SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2008

CENTRAL VALLEY COMMUNITY BANCORP

(Exact Name of Registrant as Specified in Charter)

California	000-31977	77-0539125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 Financial Drive, Fresno, California	93720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (559) 298-1775

(Former Name or Former Address, if Changed Since Last Report)    Not Applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (e) Compensatory Arrangements of Certain Officers.

On March 19, 2008, the Board of Directors of Central Valley Community Bancorp (the Company), at the recommendation of the Executive and Directors’ Resources Committee (Compensation Committee), approved a target bonus for 2008 at 50% of Mr. Doyle's salary, or $147,500, subject to adjustments, up or down, depending on actual performance. The target bonus is weighted 70% for Company wide financial performance thresholds and 30% for management components with an additional modifier determined by the outcome of regulatory examinations and internal and external audits. If financial performance, management components and regulatory examinations and audits exceed 100% of targets, Mr. Doyle’s bonus could increase by as much as 44%.     Consequently, the highest potential bonus Mr. Doyle could earn would be $212,000. Mr. Doyle’s salary remained at $295,000, the same level as 2007.

Item 8.01 Other events

On March 19, 2008 the Board of Directors of Central Valley Community Bancorp (the Company) granted approval to extend and amend Thomas L. Sommer’s stock trading plan.  The stock trading plan was established in accordance with the guidelines of Rule 10b5-1 of the Securities and Exchange Commission, relating to the exercise of stock options and simultaneous sale of not more than 20,000 shares of the Company’s common stock. The specific transactions will be disclosed in filings under Rule 144 and Form 4 with the Securities and Exchange Commission.

Mr. Sommer established this sales plan in order to permit orderly disposition of a portion of his holdings of the Company including stock that he has the right to acquire under outstanding stock options issued by the Company.  This sales plan will automatically terminate on May 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Valley Community Bancorp

Date: March 20, 2008	By: /s/ Daniel J. Doyle
Name: Daniel J. Doyle
Title: President and Chief Executive Officer (principal executive officer)